Exhibit 10.6

Summary of Certain Compensation Arrangements
for Named Executive Officers

2005 Target Bonus Amounts and Performance Criteria:

2005 Target
Named Executive Officer	Bonus Amount

Paul J. Klaassen	$0 to $625,000
Chairman of the Board and Chief Executive Officer

Thomas B. Newell	$0 to $425,000
President

Tiffany L. Tomasso	$0 to $281,250
Chief Operating Officer

Larry E. Hulse	$0 to $202,500
Chief Financial Officer

John F. Gaul	$0 to $180,000
General Counsel

      In January 2005, the Compensation Committee of the Board of Directors determined that 2005 bonuses for each of the named executive officers will be based on both the individual’s and the Company’s performance, and established the principal performance criteria for such individuals. The 2005 performance criteria for the named executive officers (excluding Mr. Klaassen) consist of specified objectives pertaining to earnings per share, revenue under management, general & administrative expense, growth in the number of managed and developed communities and certain management and governance matters. In the case of Mr. Klaassen, in accordance with the terms of Mr. Klaassen’s employment agreement, the Committee determined that Mr. Klaassen’s 2005 performance criteria consist of the performance criteria specified above for the other named executive officers as well as specified objectives pertaining to communications with investors and product development.

      For information regarding 2004 bonuses paid to the named executive officers, see the disclosure under the caption “Executive Compensation and Other Information” in the Company’s 2005 Annual Meeting Proxy Statement, as filed with the Securities and Exchange Commission, which information is incorporated by reference herein.